As Filed With The Securities And Exchange Commission On August 7, 2007
Registration No. 333-

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8

Registration Statement Under The Securities Act Of 1933
________________

TECHNEST HOLDINGS, INC.
(Name of small business issuer in its charter)

Nevada	88-0357272
(State or other jurisdiction identification number)	(I.R.S. employer of incorporation or organization)

3829
(Primary Standard Industrial Classification Code Number)

10411 Motor City Drive, Bethesda, MD 20817
 (301) 767-2810
(Address and telephone number of principal executive offices)

10411 Motor City Drive, Bethesda, MD 20817
(Mailing Address)

TECHNEST HOLDINGS, INC. 2006 STOCK AWARD PLAN
(Full Text of the Plan)

Suzette R. O’Connor
10411 Motor City Drive, Suite 650, Bethesda, MD 20817
  (301) 767-2810
(Name, address and telephone number of agent for service)

Copies To:
David A. Broadwin, Esq.
Foley Hoag LLP
1000 Winter Street
Waltham, Massachusetts 02451
(617) 832-1000
________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	827,721	$0.49 (3)	$405,583.29 (3)	$12.45 (3)

(1) Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares common stock.

(2) Represents shares reserved for issuance under our 2006 Stock Award Plan.

(3) Computed pursuant to Rule 457(h) and in accordance with 457(c) based on the average of the high and low sales prices of our common stock on August 3, 2007, as reported over-the-counter on the OTC Bulletin Board by the National Association of Securities Dealers, Inc., of $0.49.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are incorporating by reference the following documents previously filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended, (the "Exchange Act"):

(1) amendment to our annual report on Form 10-KSB for the fiscal year ended June 30, 2006 as amended and filed with the SEC on January 24, 2007, File No. 000-27023;

(2) our quarterly report on Form 10-QSB for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006, File No. 000-27023;

(3) our quarterly report on Form 10-QSB for the quarter ended December 31, 2006 filed with the SEC on February 14, 2007; File No. 000-27023;

(4) our quarterly report on Form 10-QSB for the quarter ended March 31, 2007 filed with the SEC on May 11, 2007; File No. 000-27023;

 (5) our current report on Form 8-K pursuant to Item 5.03 filed with the SEC on December 20, 2006, File No. 000-27023;

 (6) our current report on Form 8-K filed pursuant to Item 4.02 of Form 8-K on January 24, 2007, File No. 000-27023;

(7) our current report on Form 8-K filed pursuant to Item 1.01 of Form 8-K on June 5, 2007, File No. 000-27023;

 (8) the description of our common stock, par value $0.001 per share, contained in our registration statement on Form SB-2, filed with the SEC and declared effective by the Commission on February 7, 2007, as amended and supplemented from time to time, (File No. 333-130617); and

All reports and other documents subsequently filed by our company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes permits the indemnification of directors and officers of Nevada corporations.

Under Nevada law, we have the power to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.  With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.  Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Our officers and directors are covered by an insurance policy purchased by us with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against particular liabilities, including some liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description	Filed with this S-8	Incorporated by reference
			Form	Filing Date	Exhibit No.
4.1	Form of Common Stock Certificate.		SB-2	February 26, 1999	4.1
4.2	Series A Convertible Preferred Stock Certificate of Designations, filed with the Secretary of State of Nevada on February 8, 2005.		8-K	February 14, 2005	4.1
4.3	Registration Rights Agreement between Markland Technologies, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund LLC for Markland Common Stock, dated February 14, 2005.		8-K	February 15, 2005	4.1
4.4	Registration Rights Agreement between Technest Holdings, Inc. and Markland Technologies, Inc., dated February 14, 2005.		8-K	February 15, 2005	4.2
4.5	Registration Rights Agreement between Technest Holdings, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund LLC for Technest Series C Preferred Stock and Warrants for Technest common stock, dated February 14, 2005.		8-K	February 15, 2005	4.3
4.6	Registration Rights Agreement between Technest Holdings, Inc. and Jason Geng for registration of Earnout Shares, dated February 14, 2005.		8-K	February 15, 2005	4.4
4.7	Registration Rights Agreement between Markland Technologies, Inc. and Jason Geng, dated February 14, 2005.		8-K	February 15, 2005	4.5
4.8	Form of Technest Common Stock Purchase Warrant.		8-K	February 15, 2005	4.6
4.9	Technest Series B Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of Nevada on February 14, 2005.		8-K	February 15, 2005	4.7

4.10	Technest Series C Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of Nevada on February 14, 2005.		8-K	February 15, 2005	4.8
4.11	Amendment No. 1 to the Registration Rights Agreement dated October 3, 2005 among Technest Holdings, Inc., Verdi Consulting, Inc., ipPartners, Inc., Southridge Partners LP and Southshore Capital Fund, Ltd., amending the Registration Rights Agreement dated February 14, 2005 among these parties.		8-K	October 7, 2005	4.2
4.12	Amendment No. 2 to Registration Rights Agreement dated February 27, 2006 among Technest Holdings, Inc., Verdi Consulting, Inc., ipPartners, Inc., Southridge Partners LP and Southshore Capital Fund, Ltd., amending the Registration Rights Agreement dated February 14, 2005 among these parties.		8-K	March 2, 2006	4.2
4.13	Technest Common Stock Warrant issued to Silicon Valley Bank dated August 4, 2006.		8-K	August 14, 2006	4.1
4.14	Registration Rights Agreement between Technest Holdings, Inc. and Silicon Valley Bank dated August 4, 2006.		8-K	August 14, 2006	4.2
4.15	Technest Common Stock Warrant issued to Crystal Research Associates LLC dated July 17, 2006.		10-KSB	October 13, 2006	4.15
4.16	Registration Rights Agreement between Technest Holdings, Inc. and Crystal Research Associates LLC dated July 17, 2006.		10-KSB	October 13, 2006	4.16
4.17	$1,650,000 Secured Original Issue Discount Debenture dated May 31, 2007.		8-K	June 5, 2007	4.1
5.1	Opinion of Foley Hoag LLP	X
23.1	Consent of Foley Hoag LLP	*
23.2	Consent of Wolf & Company, PC	X
23.3	Consent of Sherb & Co.	X
24.1	Power of Attorney (contained on the signature page to the this filing)

*Included in Exhibit 5.1.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boston, Commonwealth of Massachusetts, on August 7, 2007.

TECHNEST HOLDIINGS, INC.

By: /s/ Joseph P. Mackin
Joseph P. Mackin
Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each individual whose signature appears below constitutes and appoints Gino Miguel Pereira and Joseph P. Mackin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Joseph P. Mackin	Chief Executive Officer, President and	August 7, 2007
Joseph P. Mackin	Chairman of the Board of Directors

/s/ Gino M. Pereira	Chief Financial Officer, Principal	August 7, 2007
Gino M. Pereira	Accounting Officer and Director

/s/ Darlene M. Deptula-Hicks	Director	August 7, 2007
Darlene M. Deptula-Hicks

/s/ David R. Gust	Director	August 7, 2007
David R. Gust

/s/ Robert Doto	Director	August 7, 2007
Robert Doto

EXHIBIT INDEX

Item 8. Exhibits.

Exhibit No.	Description	Filed with this S-8	Incorporated by reference
			Form	Filing Date	Exhibit No.
4.1	Form of Common Stock Certificate.		SB-2	February 26, 1999	4.1
4.2	Series A Convertible Preferred Stock Certificate of Designations, filed with the Secretary of State of Nevada on February 8, 2005.		8-K	February 14, 2005	4.1
4.3	Registration Rights Agreement between Markland Technologies, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund LLC for Markland Common Stock, dated February 14, 2005.		8-K	February 15, 2005	4.1
4.4	Registration Rights Agreement between Technest Holdings, Inc. and Markland Technologies, Inc., dated February 14, 2005.		8-K	February 15, 2005	4.2
4.5	Registration Rights Agreement between Technest Holdings, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund LLC for Technest Series C Preferred Stock and Warrants for Technest common stock, dated February 14, 2005.		8-K	February 15, 2005	4.3
4.6	Registration Rights Agreement between Technest Holdings, Inc. and Jason Geng for registration of Earnout Shares, dated February 14, 2005.		8-K	February 15, 2005	4.4

4.7	Registration Rights Agreement between Markland Technologies, Inc. and Jason Geng, dated February 14, 2005.	8-K	February 15, 2005	4.5
4.8	Form of Technest Common Stock Purchase Warrant.	8-K	February 15, 2005	4.6
4.9	Technest Series B Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of Nevada on February 14, 2005.	8-K	February 15, 2005	4.7
4.10	Technest Series C Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of Nevada on February 14, 2005.	8-K	February 15, 2005	4.8
4.11	Amendment No. 1 to the Registration Rights Agreement dated October 3, 2005 among Technest Holdings, Inc., Verdi Consulting, Inc., ipPartners, Inc., Southridge Partners LP and Southshore Capital Fund, Ltd., amending the Registration Rights Agreement dated February 14, 2005 among these parties.	8-K	October 7, 2005	4.2
4.12	Amendment No. 2 to Registration Rights Agreement dated February 27, 2006 among Technest Holdings, Inc., Verdi Consulting, Inc., ipPartners, Inc., Southridge Partners LP and Southshore Capital Fund, Ltd., amending the Registration Rights Agreement dated February 14, 2005 among these parties.	8-K	March 2, 2006	4.2
4.13	Technest Common Stock Warrant issued to Silicon Valley Bank dated August 4, 2006.	8-K	August 14, 2006	4.1
4.14	Registration Rights Agreement between Technest Holdings, Inc. and Silicon Valley Bank dated August 4, 2006.	8-K	August 14, 2006	4.2
4.15	Technest Common Stock Warrant issued to Crystal Research Associates LLC dated July 17, 2006.	10-KSB	October 13, 2006	4.15

4.16	Registration Rights Agreement between Technest Holdings, Inc. and Crystal Research Associates LLC dated July 17, 2006.		10-KSB	October 13, 2006	4.16
4.17	$1,650,000 Secured Original Issue Discount Debenture dated May 31, 2007.		8-K	June 5, 2007	4.1

5.1	Opinion of Foley Hoag LLP	X
23.1	Consent of Foley Hoag LLP	*
23.2	Consent of Wolf & Company, PC	X
23.3	Consent of Sherb & Co.	X
24.1	Power of Attorney (contained on the signature page to the this filing)